Exhibit 99.1

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com

News Release

HP Inc. Announces Termination of Shareholder Rights Plan

Editorial contacts HP Inc. Media Relations MediaRelations@hp.com HP Inc. Investor Relations InvestorRelations@hp.com
PALO ALTO, Calif., June 26, 2020 — The Board of Directors of HP Inc. (NYSE: HPQ) has approved an amendment to the Company’s shareholder rights plan to accelerate the expiration date of the plan to June 25, 2020, effectively terminating the plan as of that date. The limited duration rights plan was previously set to expire on February 20, 2021.

Chip Bergh, Chair of HP’s Board of Directors, said, “The shareholder rights plan was, by design, a temporary measure to protect the long-term interests of our shareholders. In reaching the decision to terminate the plan at this time, the Board took into careful consideration a variety of factors including the appropriateness of maintaining this plan when HP is no longer the subject of a hostile tender offer and corporate governance best practices.”

About HP Inc.
HP Inc. creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP Inc. is available at http://www.hp.com.